As filed with the Securities and Exchange Commission on September 18, 2024

Registration No. 333-275250

Registration No. 333-265832

Registration No. 333-254705

Registration No. 333-236229

Registration No. 333-232106

Registration No. 333-226701

Registration No. 333-218468

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8 REGISTRATION STATEMENT NO. 333-275250

FORM S-8 REGISTRATION STATEMENT NO. 333-265832

FORM S-8 REGISTRATION STATEMENT NO. 333-254705

FORM S-8 REGISTRATION STATEMENT NO. 333-236229

FORM S-8 REGISTRATION STATEMENT NO. 333-232106

FORM S-8 REGISTRATION STATEMENT NO. 333-226701

FORM S-8 REGISTRATION STATEMENT NO. 333-218468

UNDER

THE SECURITIES ACT OF 1933

G1 THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-3648180
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

700 Park Offices Drive, Suite 200

Research Triangle Park, NC 27709

(Address of Principal Executive Offices)

(Zip Code)

2011 Equity Incentive Plan, as amended

2017 Employee, Director and Consultant Equity Incentive Plan, as amended

2021 Inducement Equity Incentive Plan

Amended and Restated 2021 Inducement Equity Incentive Plan

2021 Sales Force Inducement Equity Incentive Plan

Inducement Stock Option Award to Andrew Perry

Inducement Stock Option Award to Soma Gupta

Inducement Stock Option Award to William C. Roberts

Inducement Stock Option Award to Barclay A. Phillips

(Full Titles of the Plans)

Monica Roberts Thomas, Esq.

General Counsel

G1 Therapeutics, Inc.

700 Park Offices Drive, Suite 200

Research Triangle Park, NC 27709

(Name and Address of Agent for Service)

(919) 213-9835

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) related to the following Registration Statements on Form S-8 (each a “Registration Statement” and collectively, the “Registration Statements”), is being filed with the Securities and Exchange Commission (the “SEC”) by G1 Therapeutics, Inc. (the “Registrant” or the “Company”) to terminate all offerings under the Registration Statements and to withdraw and remove from registration the shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), that had been registered under such Registration Statements, together with any and all plan interests and other securities registered thereunder:

•

Registration Statement (File No. 333-218468), filed with the SEC on June 2, 2017, registering (i) 3,807,556 shares of Common Stock under the 2011 Equity Incentive Plan, as amended, and (ii) 1,932,000 shares of Common Stock under the 2017 Employee, Director and Consultant Equity Incentive Plan (the “2017 Plan”);

•

Registration Statement (File No. 333-226701), filed with the SEC on August 8, 2018, registering (i) 150,000 shares of Common Stock under the Inducement Stock Option Award to Barclay A. Phillips and (ii) 1,066,692 shares of Common Stock under the 2017 Plan, as amended;

•	Registration Statement (File No. 333-232106), filed with the SEC on June 14, 2019, registering 1,096,553 shares of Common Stock under the 2017 Plan, as amended;

•	Registration Statement (File No. 333-236229), filed with the SEC on February 3, 2020, registering 1,096,553 shares of Common Stock under the 2017 Plan, as amended;

•

Registration Statement (File No. 333-254705), filed with the SEC on March 25, 2021, registering (i) 1,096,553 shares of Common Stock under the 2017 Plan, as amended, (ii) 300,000 shares of Common Stock under the Inducement Stock Option Award to Soma Gupta, (iii) 50,000 shares of Common Stock under the Inducement Stock Option Award to William C. Roberts and (iv) 500,000 shares of Common Stock under the 2021 Inducement Equity Incentive Plan;

•

Registration Statement (File No. 333-265832), filed with the SEC on June 24, 2022, registering (i) 1,096,553 shares of Common Stock under the 2017 Plan, as amended, (ii) 500,000 shares of Common Stock under the 2021 Sales Force Inducement Equity Incentive Plan, (iii) 750,000 shares of Common Stock under the Amended and Restated 2021 Inducement Equity Incentive Plan, and (iv) 300,000 shares of Common Stock under the Inducement Stock Option Award to Andrew Perry; and

•	Registration Statement (File No. 333-275250), filed with the SEC on November 1, 2023, registering 1,096,553 shares of Common Stock under the 2017 Plan, as amended.

On September 18, 2024, pursuant to the Agreement and Plan of Merger, dated as of August 6, 2024 (the “Merger Agreement”), by and among the Company, Pharmacosmos A/S, a Danish Aktieselskab (“Parent”), and Parent’s indirect wholly owned subsidiary, Genesis Merger Sub, Inc., a Delaware corporation (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and as an indirect wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statements that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Research Triangle Park, State of North Carolina, on September 18, 2024.

G1 THERAPEUTICS, INC.

By:	/s/ John W. Umstead V
John W. Umstead V
Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.